Exhibit 99.1

Flexion Therapeutics Reports First-Quarter 2014 Financial Results

Key Highlights

•	Completed enrollment of FX006 Phase 2a synovial fluid pharmacokinetics clinical trial with topline data expected in Q2 2014

•	Initiated confirmatory FX006 Phase 2b clinical trial to determine an optimal safe and efficacious dose compared to placebo

•	Added key personnel in Quality Assurance and Regulatory Affairs

•	Significantly bolstered cash position with additional $75 million from February’s IPO

BURLINGTON, Mass., May 8, 2014 – Flexion Therapeutics, Inc. (Nasdaq:FLXN) today announced financial results for the first quarter ended March 31, 2014.

“The team at Flexion had a highly productive first quarter of 2014. We successfully completed our initial public offering and continued to advance our lead product candidate FX006, an injectable intra-articular, sustained-release treatment for patients with moderate to severe osteoarthritis (OA) pain, in two separate Phase 2 clinical trials,” said Michael Clayman, M.D., Flexion Therapeutics President and Chief Executive Officer. “In addition, we further strengthened our management team with two new positions that are key in our drive towards commercializing our first product: we have hired Judy Carmody Ph.D., Vice President, Quality Assurance, and Christopher Prue, Vice President, Regulatory Affairs.”

First-Quarter Financial Results

The company reported a net loss of $6.5 million for the first quarter of 2014, compared to a net loss of $4.8 million for the first quarter of 2013.

Research and development expenses increased to $4.2 million in the first quarter of 2014, compared to $3.2 million for the same period in 2013, due to an increase in FX006 program expenses to prepare for the initiation of the Phase 2b dose confirmatory trial and higher related manufacturing expenses.

General and administrative expenses increased to $2.3 million in the first quarter of 2014, as compared to $1.5 million for the same period in 2013, due primarily to increases in salary and related costs associated with increased headcount, and professional fees and consulting expenses related to the IPO transaction in the first quarter of 2014.

As of March 31, 2014, the company had $78.5 million in cash and cash equivalents and marketable securities compared to $16.4 million as of December 31, 2013.

First Quarter and Recent Corporate Highlights:

•	In April 2014, we initiated a confirmatory Phase 2b clinical trial to further identify a safe and well-tolerated dose of FX006 that demonstrates superior pain relief compared to placebo. The confirmatory Phase 2b clinical trial is a multi-center, randomized, double-blind study in approximately 300 patients with OA of the knee. We expect to have topline data from this clinical trial in the first half of 2015.

•	In March 2014, we completed enrollment of a Phase 2a clinical trial of synovial fluid pharmacokinetics, to establish the duration of exposure to triamcinolone acetonide, or TCA, from FX006 in the joint. The clinical trial is a multi-center, open-label study in 50 patients with OA of the knee. We expect to report topline data in the second quarter of 2014.

•	We further strengthened our management team by creating two new positions that are key in our drive towards commercializing FX006. Judy Carmody, Ph.D., has joined as Vice President, Quality Assurance, and Christopher Prue, has joined as Vice President, Regulatory Affairs.

•	In February 2014, we completed a successful initial public offering of our common stock and raised gross proceeds of approximately $75 million.

About Flexion Therapeutics

Flexion is a clinical-stage specialty pharmaceutical company focused on the development and commercialization of novel pain therapies. The company is currently advancing a portfolio of injectable drug candidates that have the potential to provide better and more persistent analgesia compared with existing therapy. The company’s lead product candidate, FX006, is an intra-articular sustained release steroid in development for patients with moderate to severe OA pain. The company also has two additional product candidates, FX007, a locally administered TrkA receptor antagonist for post-operative pain, and FX005, an intra-articular, sustained-release p38 MAP kinase inhibitor for end-stage OA patients.

Conference Call

At 4:30 p.m. ET today, Flexion’s management will host a conference call and webcast to review the Company’s first quarter financial results and provide a general business update. The dial-in number for the conference call is toll-free (855) 770-0022 for domestic participants and (908) 982-4677 for international participants. A live webcast of the conference call can also be accessed through the “Investors” tab on the Flexion Therapeutics website at www.flexiontherapeutics.com. A webcast replay will be available online after the call.

Forward-Looking Statements

Statements in this press release regarding matters that are not historical facts, including statements relating to the future of Flexion, its ongoing development of its product candidates, its anticipated clinical and other milestones (including the timing of such milestones), are forward-looking statements. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, risks associated with the process of developing and obtaining regulatory approval for drugs that are safe and effective for use as human therapeutics, risks associated with the commercialization of such drugs, the fact that we rely on third parties to manufacture and conduct the clinical trials of our product candidates, which could delay or limit their future development or regulatory approval, the fact that we will require additional capital, including prior to completing Phase 3 development of, filing for regulatory approval for, or commercializing, FX006 or any of our other product candidates and may be unable to obtain such additional capital in sufficient amounts or on terms acceptable to us, and other risks and uncertainties described in Flexion’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in Flexion’s Annual Report on Form 10-K for the year ended December 31, 2013. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this press release, and we undertake no obligation to update or revise any of the statements.

FLEXION THERAPEUTICS, INC.

CONDENSED STATEMENT OF OPERATIONS

(in thousands, except for per share information)

	Three Months Ended
	March 31,
	2014	2013
Revenue	$—	$—

Operating expenses:
Research and development	4,151	3,187
General and administrative	2,284	1,521

Total expenses	6,435	4,708

Loss from operations	(6,435)	(4,708)
Interest income (expense), net	(81)	11
Other income (expense)	(26)	(101)

Loss from operations before income tax	(6,542)	(4,798)

Net loss	(6,542)	(4,798)

Basic and diluted net loss per share	$(0.86)	$(6.08)
Basic and diluted weighted average number of common shares outstanding	7,633 [1]	789

[1]	Note that the issuance of additional common stock in connection with the Company’s IPO in February 2014 resulted in a significant increase in the Company’s weighted average shares outstanding that is expected to impact the year-over-year comparability of the Company’s earnings/ loss per share for the next twelve months.

SELECTED BALANCE SHEET DATA

(in thousands)

	March 31,	December 31,
	2014	2013

Cash and cash equivalents	$35,789	$16,188
Marketable securities	42,723	250
Total current assets	79,358	16,620
Working capital	73,974	11,583
Total assets	79,903	18,776
Total notes payable	5,058	5,047
Convertible preferred stock (Series A and B)	—	74,806
Total stockholders’ equity (deficit)	71,381	(64,704)

CONTACTS:

Media Contact

Jamie Lacey-Moreira

PressComm PR, LLC

T: 410-299-3310

jamielacey@presscommpr.com

Corporate Contact

Lisa Davidson, MBA

Vice President, Finance and Administration

Flexion Therapeutics

T: 781-305-7765

ldavidson@flexiontherapeutics.com